Exhibit 10.46
AGREEMENT
     THIS AGREEMENT (“Agreement”) made as of this 11th day of February, 2008, between SOVEREIGN BANK, a federal savings bank (the “Bank”), and Roy J. Lever, an individual (the “Officer”).
WITNESSETH:
     WHEREAS, the Bank is a wholly-owned subsidiary of Sovereign Bancorp, Inc., a Pennsylvania business corporation and savings and loan holding company (“Sovereign”); and
     WHEREAS, the Bank and the Officer desire to enter into an agreement regarding, among other things, the employment of the Officer by the Bank in the Bank’s Retail Banking Division as Managing Director, Retail Sales, reporting initially to Joseph P. Campanelli, President and Chief Executive Officer of Sovereign and the Bank.
AGREEMENT:
     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Employment. The Bank hereby employs the Officer, and the Officer hereby accepts employment with the Bank, on the terms and conditions set forth in this Agreement, effective as of the date first set forth above. Prior to the occurrence of the announcement of a transaction involving an actual or potential Change in Control, the Bank agrees that the Officer shall not be required to relocate his office more than fifty (50) miles from 75 State Street, Boston, MA.
     2. Duties of Employee. The Officer shall perform and discharge such duties as may be reasonably assigned to the Officer from time to time by the President and Chief Executive Officer of the Bank. The Officer’s duties shall be consistent with his title and shall not be unreasonably or materially changed, considering his role in the Company; provided, however, that nothing herein shall preclude his promotion. The Officer shall devote his full business time to the business of the Bank and shall not, during the Employment Period (as defined in Section 3), be employed or involved in any other business activity. However, this Section 2 shall not be construed as preventing the Officer from (a) investing the Officer’s personal assets or (b) being involved in any other activity with the prior approval of the President and Chief Executive Officer of the Bank. The Officer shall have the title of Managing Director, Retail Sales.
     3. Term of Employment. The Officer’s employment under this Agreement shall be for a period (the “Employment Period”) commencing on the date of this Agreement and ending on the date that is two (2) years subsequent thereto, provided that on the first and each subsequent annual anniversary date of this Agreement, and unless a party has given the other party written notice at least sixty (60) days prior to such anniversary date that such party does not agree to renew this Agreement, the term of this Agreement and the Employment Period shall be deemed renewed for a term ending two (2) years subsequent to such anniversary date, unless sooner terminated in accordance with one of the following provisions:

     (a) The Officer’s employment under this Agreement may be terminated at any time during the Employment Period for “Cause,” by action of the President and Chief Executive Officer of the Bank. As used in this Agreement, “Cause” means any of the following events:
     (i) the Officer is convicted of or enters a plea of guilty or nolo contendere to a felony or a crime involving fraud or moral turpitude;
     (ii) the Officer repeatedly fails to follow the lawful instructions of the President and Chief Executive Officer of the Bank;
     (iii) the Officer violates the Bank’s Code of Conduct;
     (iv) a government regulatory agency recommends that the Bank relieve the Officer of his duties;
     (v) the Officer willfully violates any material statute or regulation (other than traffic violations or similar offenses), or any final cease and desist order applicable to Sovereign or the Bank;
     (vi) the Officer engages in an activity that results in a breach of fiduciary duty involving receipt of personal profit by the Officer at the expense of the Bank;
     (vii) the Officer commits an act of willful misconduct, intentionally fails to perform stated lawful duties, or performs his duties under this Agreement in an incompetent manner;
     (viii) the Officer materially breaches any material provision of this Agreement; or
     (ix) concurrent with or following the public announcement of a transaction involving an actual or potential Change in Control (as defined in Section 5A(c)), the Officer’s refusal to accept a Reasonable Job Offer (as defined in Section 3(f)).
If the Officer’s employment is terminated under the provisions of this Section 3(a), then all rights of the Officer under Section 4 shall cease as of the effective date of such termination.
     (b) The Officer’s employment under this Agreement may be terminated at any time during the Employment Period without Cause, by action of the Chief Executive Officer of the Bank, upon giving written notice of such termination to the Officer at least thirty (30) days prior to the date upon which such termination shall take effect. If the Officer’s employment is terminated under the provisions of this Section 3(b), then the Officer shall be entitled to receive the compensation and benefits set forth in Section 5. For purposes of this Section 3(b), (i) a material adverse change in the Officer’s duties or responsibilities following a Change in Control of Sovereign, or (ii) a violation by the Bank of the last sentence of Section 1 hereof shall be deemed to be a termination of the

Officer’s employment without Cause. Upon the occurrence of any of the events listed in this Section 3(b), the Officer shall be permitted, within ninety (90) days of the occurrence of such event, to resign from employment by a notice in writing delivered to the Bank, whereupon he will become entitled to receive the compensation and benefits set forth in Section 5, provided, however, that the Bank shall be given thirty (30) days from the day it receives the notice of termination to remedy any such event. Notwithstanding the foregoing, any amounts payable upon a termination under this Section 3(b) shall be paid only if the Officer actually terminates employment within two (2) years following the initial existence of the events listed in this Section.
     (c) If the Officer retires or dies, the Officer’s employment under this Agreement shall be deemed terminated as of the date of the Officer’s retirement or death, and all rights of the Officer under Section 4 shall cease and any other amounts or benefits payable to the Officer shall be determined in accordance with the retirement and insurance programs of the Bank then in effect. For purposes of this Agreement, the term “retirement” shall mean voluntary termination on or after age sixty-five (65).
     (d) If the Officer is incapacitated by accident, sickness, or otherwise so as to render the Officer mentally or physically incapable of performing the services required under this Agreement, notwithstanding reasonable accommodation, for a continuous period of six (6) months, then, upon the expiration of such period or at any time thereafter, by action of the Chief Executive Officer of the Bank, the Officer’s employment under this Agreement may be terminated immediately. If the Officer’s employment is terminated under the provisions of this Section 3(d), then all rights of the Officer under Section 4 shall cease as of the last business day of the week in which such termination occurs and any other amounts or benefits payable to the Officer shall be determined in accordance with the retirement and insurance programs of the Bank then in affect.
     (e) The Officer’s employment under this Agreement may be terminated by the Officer at any time during the Employment Period for any or no reason, by giving written notice of such termination to the Chief Executive Officer of the Bank at least thirty (30) days prior to the date upon which such termination is to take effect. If the Officer terminates his employment under the provisions of this Section 3(e), then all rights of the Officer under Section 4 hereof shall cease as of the effective date of such termination.
     (f) For purposes of this Agreement, the term “Reasonable Job Offer” means a good faith offer of employment made or directly facilitated by Sovereign, the Bank, an affiliate of either, an entity proposing to acquire the business of Sovereign or the Bank, or an affiliate of such entity, which offer (i) would not give the Officer the right to terminate employment for Good Reason under Section 5A(a), and (ii) does not require an employment background and skill set materially different than required for his then position.
     4. Employment Period Compensation. The Officer shall be entitled to all benefits offered by the Bank to executives holding comparable positions to those of the Officer, including, but not limited to, the following:

     (a) Salary. The Bank shall pay the Officer a salary, during the Employment Period, at the rate of $350,000 per year, payable bi-weekly (or in such manner as other Bank officers are paid). The Bank may, from time to time, increase but not decrease the Officer’s salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the dates established for such increases. The Bank shall undertake a performance review of the salary payable pursuant to this Section 4(a) not less frequently than annually.
     (b) Bonus. The Bank shall set bonus targets as a percent of salary for the Officer based on the assigned job salary grade, and pay the Officer bonuses during the Employment Period in such amounts and at such times as may be approved by the Board of Directors of the Bank in its discretion based on both individual and company performance against specified objectives. Notwithstanding the foregoing, all bonus payments, if any, shall be made no later than March 15 of the year next following the year to which such bonus relates.
     (c) Other Benefits. The Officer shall be entitled to participate in the Bank’s tax-qualified employee benefit plans and the Bank shall provide the Officer, during the Employment Period, with insurance, vacation, pension, and other fringe benefits in the aggregate not less favorable than those received by other comparable officers of the Bank.
     5. Rights in Event of Certain Termination of Employment Before Change in Control Announcement.
     (a) In the event that the Officer’s employment is terminated by the Bank without Cause during the Employment Period, before the occurrence of the announcement of a transaction involving an actual or potential Change in Control, the Officer shall be entitled to receive the amounts and benefits set forth in this Section 5:
     (i) annual salary otherwise accrued or payable through the date of termination of employment; and
     (ii) the greater of (A) continued payments of base salary then in effect through the end of the Employment Period or a period of twenty four (24) months, whichever is longer, or (B) a lump sum severance payment equal to the severance payment due under Sovereign’s or the Bank’s Severance Pay Plan applicable to the Officer at the time of termination; provided, in either case, that the Officer executes Sovereign’s standard form of release and waiver.
     (b) All payments required by Section 5(a) shall be paid in a lump sum cash payment not later than the thirtieth (30th) day following the date of termination of employment.
     (c) The Officer shall not be required to mitigate the amount of any payment provided for in this section by seeking employment or otherwise nor shall the amount of any payment provided for in this section be reduced or offset by the Officer’s subsequent employment.

     (d) The Officer agrees that the amounts set forth in this Section 5 constitute the Officer’s sole and exclusive remedy, contractual or otherwise, in the event of a termination by the Bank of the Officer’s employment without Cause before the announcement of a transaction involving an actual or potential Change in Control.
     5A. Rights in Event of Certain Terminations of Employment on or After the Occurrence of a Change in Control Announcement.
     (a) Events Giving Right to Terminate for Good Reason. If a public announcement of a transaction involving an actual or potential Change in Control occurs, and concurrently therewith or during a period of twenty-four (24) months thereafter, an event constituting Good Reason also occurs with respect to the Officer, he may terminate his employment in accordance with the provisions of Section 5A(b) and, thereupon, will become entitled to the payments and benefits described in Sections 5A(e) and 5A(f). As used in this Agreement, the term “Good Reason” means any of the following events:
(i) the involuntary termination of the Officer’s employment, other than an involuntary termination permitted in Sections 3(a) and (d);
(ii) a material reduction in the Officer’s base and/or annual target incentive compensation below a level that was in effect immediately prior to the public announcement;
(iii) the failure to provide the Officer with a total compensation package (salary, welfare and pension benefits, stock options and a bonus plan evaluated on the basis of bonus potential) reasonably comparable to the compensation package provided to the Officer immediately prior to the public announcement;
(iv) the reassignment for longer than sixty (60) days of the Officer to a principal office which is more than thirty (30) miles from his or her primary residence as of the date of the public announcement or an additional ten (10) miles from the Officer’s primary residence in the event the Officer’s one-way driving commute prior to the public announcement was in excess of thirty (30) miles; and
(v) any material breach of this Agreement by the Officer’s employer at any relevant time, coupled with the failure to cure the same within thirty (30) days after receipt of written notice of such breach from the Officer; and
(vi) any reduction in title or any material reduction in Officer’s responsibilities or authority as they exist immediately prior to the public announcement.

     (b) Notice of Termination. Upon the occurrence of an event of Good Reason subject to Section 5A(a), the Officer may, within ninety (90) days of the occurrence of any such event, resign from employment by a notice in writing (“Notice of Termination”) delivered to Sovereign, whereupon he will become entitled to the payments and benefits described in Sections 5A(e) and 5A(f), provided, however, that Sovereign shall be given thirty (30) days from the date it receives the Notice of Termination to remedy such event. Notwithstanding the foregoing, any amounts payable upon a termination for Good Reason shall be paid only if the Officer actually terminates employment within two (2) years following the initial existence of the event constituting Good Reason. In the case of a termination described in Section 5 A(a)(i), the Officer shall confirm his involuntary termination, in writing, within ninety (90) days of the date of such termination, and such confirmation will be deemed a Notice of Termination.
     (c) Change in Control Defined. As used in this Agreement, the term “Change in Control” means any of the following:
(i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than Sovereign, a subsidiary of Sovereign, or an employee benefit plan of Sovereign or a subsidiary of Sovereign (including a related trust), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly of securities of Sovereign representing more than 19.9% of (A) the combined voting power of Sovereign’s then outstanding stock and securities or (B) the aggregate number of shares of Sovereign’s then outstanding common stock;
(ii) the occurrence of a sale of all or substantially all of the assets of Sovereign or the Bank to an entity which is not a direct or indirect subsidiary of Sovereign;
(iii) the occurrence of a reorganization, merger, consolidation or similar transaction involving Sovereign, unless (A) the shareholders of Sovereign immediately prior to the consummation of any such transaction initially thereafter own securities representing a majority of the voting power of the surviving or resulting corporation, and (B) the directors of Sovereign immediately prior to the consummation of such transaction initially thereafter represent a majority of the directors of the surviving or resulting corporation;
(iv) a plan of liquidation or dissolution, other than pursuant to bankruptcy or insolvency, is adopted for Sovereign or the Bank;

(v) during any period of two (2) consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors of Sovereign cease to constitute the majority of such Board (unless the election of each new director was expressly or by implication approved by a majority of the Board members who were still in office and who were directors at the beginning of such period); and
(vi) the occurrence of any other event which is irrevocably designated as a “change in control” for purposes of this Agreement by resolution adopted by a majority of the then non-employee directors of Sovereign.
     Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred if a person becomes the beneficial owner, directly or indirectly, of stock and securities representing more than 19.9% of the combined voting power of Sovereign’s then outstanding stock and securities or the aggregate number of shares of Sovereign’s then outstanding common stock solely as a result of an acquisition by Sovereign of its stock or securities which, by reducing the number of securities or stock outstanding, increases the proportionate number of securities or stock beneficially owned by such person; provided, however, that if a person becomes the beneficial owner of more than 19.9% of the combined voting power of stock and securities or the aggregate number of shares of common stock by reason of such acquisition and thereafter becomes the beneficial owner, directly or indirectly of any additional voting stock securities or common stock (other than by reason of a stock split, stock dividend or similar transaction), then a Change in Control will thereupon be deemed to have occurred.
     (d) Termination of Proposed Change in Control Transaction. If, following a public announcement described in Subsection (a), a proposed transaction is terminated without completion, this Agreement shall thereafter be construed as though no such announcement had ever been made; provided, however, that the rights associated with any termination of employment or the giving of a Notice of Termination during the interim period shall be determined without regard to this subsection.
     (e) Rights Under This Section. In the event the Officer validly and timely delivers a Notice of Termination to Sovereign, he will be entitled to receive the following payments and benefits:
(i) Basic Payments. The Officer will be paid an amount equal to two (2) times the sum of (A) the highest annualized base salary paid to him during the year of termination or the immediately preceding two (2) calendar years, and (B) the greater of (i) the target bonus in the year of termination or (ii) the highest bonus paid to him with respect to one of the three (3) calendar years immediately preceding the year of termination. Such amount will be paid to the Officer in a lump sum cash payment not later than the thirtieth (30th) day following the date of termination of employment. For purposes of this Paragraph (i), to the extent necessary, base salary and bonuses with any predecessor of Sovereign or an affiliate thereof shall be taken into account.
(ii) Health and Medical Benefits. For a period of two (2) years from the day of termination of employment, the Officer shall be provided, at no charge, with a continuation of health and medical benefits substantially similar to the most favorable of such benefits provided to him at his employer’s cost during the two year period immediately preceding such termination. To the extent such benefits cannot be provided under a plan because the Officer is no longer an employee of the employer, a lump sum payment in cash equal to the present value (determined based upon 120% of the then prevailing monthly short-term applicable federal rate), after tax cost (estimated in good faith by the Bank) of obtaining such benefits, or substantially similar benefits, shall be made to the Officer within fifteen (15) days of his termination of employment.
     (f) Legal Expenses. The Officer shall be paid all reasonable legal fees and expenses when incurred by the Officer in seeking to obtain or enforce any right or benefit provided by this Section 5A, provided he acts in good faith with respect to issues raised.
     (g) No Mitigation or Offset. The provisions of Section 5(c) shall apply to payments made and benefits provided under Section 5A.
     (h) Exclusive Remedy. The Officer agrees that the payments made and benefits provided under Section 5A shall constitute the Officer’s sole and exclusive remedy, contractual or otherwise, in the event of a termination for Good Reason under this section.
     (i) Notwithstanding anything herein to the contrary, Section 3 of this Agreement shall be construed as though the Employment Period were a three-year renewable agreement, instead of a two-year renewable agreement, solely with respect to the rights and benefits potentially provided under this Section 5A.
     6. No Disclosure of Confidential Information. The Officer agrees that all customer lists, dealer lists, files and records now or hereafter used by the Bank are the property of the Bank and are its trade secrets. Accordingly, the Officer acknowledges that the Bank’s trade secrets as they may exist from time to time and other confidential information concerning the Bank’s business, products, promotion, pricing techniques, business plans, customer lists and credit and financial data concerning customers are valuable, special and unique assets of the Bank, access to and knowledge of which are essential to the performance of the Officer’s duties under this Agreement. The Officer further agrees that all knowledge and information described in the preceding sentence not in the public domain and heretofore or in the future obtained by the Officer as a result of employment by the Bank shall be considered confidential information and shall not be disclosed without the Bank’s consent. The provisions of the preceding sentence shall apply during the Officer’s employment and following the termination thereof for any reason. The provisions of this section may be enforced in the same manner as described in Section 19. Nothing contained herein shall be deemed to preclude the Officer from responding to requests for information or inquiries from the Office of Thrift Supervision or the Federal Deposit Insurance Corporation.
     6A. Covenant Not to Compete, Non-Solicitation of Customers and Employees — In General.
     (a) If the Officer voluntarily leaves employment hereunder during the term of this Agreement, but before the announcement of a transaction involving an actual or potential Change in Control, or in the event of his termination under circumstances not qualifying for payments and benefits under Section 5A, he agrees that, for a period of twelve (12) months following the date of the termination of his employment, he shall not work directly or indirectly for or on behalf of another bank that offers products or services similar or equivalent to those offered by the Bank within fifty (50) miles of any county in which Sovereign or its affiliates, including the Bank, are conducting such business at the date of termination of his employment. Nor during such period shall the Officer solicit customers or employees of Sovereign or any of its affiliates, including the Bank, to cease doing business, in whole or in part, or cease employment with Sovereign or any of its affiliates, including the Bank. To the extent the restrictions in this Section 6A are legally held to be unreasonable, they shall not be void, but shall be modified to the extent necessary to make such restrictions reasonable. The provisions of this section may be enforced in the same manner as described in Section 19.
     (b) Notwithstanding the foregoing, in the event the Officer (1) is provided written notice of the Excise Tax Reduction pursuant to Section 10(a) and quantification of the reasonable additional payment offered in exchange for this non-competition restriction, pursuant to Section 10(b); and (2) provides written notice to Sovereign or the Bank of the Officer’s intention to be bound by the terms of this non-competition restriction, as provided in Section 10(b), in exchange for receipt of the reasonable additional payment described in Section 10(b) and the written notice, the Officer hereby agrees and covenants that for a period of twelve (12) months from the Officer’s effective date of termination of employment, he or she shall not work directly or indirectly for or on behalf of another bank that offers products or services similar or equivalent to those offered by the Bank in the geographic area in which Sovereign or its affiliates, including the Bank, are conducting such business as of the date of termination of Officer’s employment. The Officer hereby acknowledges and agrees that the covenants and restrictions in Sections 6A and 19 of this Agreement are necessary to protect the legitimate business interests of Sovereign, including, without limitation, customer information and goodwill, and considers the restrictions to be reasonable for such purpose. The Officer acknowledges that any breach by the Officer of the obligations set forth in Sections 6A and/or 19 would substantially and materially impair and irreparably harm Sovereign’s business and good will; that such impairment and harm would be

     10. (a) All payments made to the Officer pursuant to this Employment Agreement or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder. In addition, in the event that any payments and benefits pursuant to this Agreement would, when taken together with payments and benefits provided to him under any other plans, contracts or arrangements with Sovereign, the Bank or an affiliate of either, result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amounts and benefits payable hereunder shall be reduced to such extent as may be necessary to avoid such imposition (the “Excise Tax Reduction”). The Officer shall have the right, within 30 days of receipt of written notice from Sovereign or the Bank, to specify which amounts and benefits shall be reduced to satisfy the requirements of this subsection. All calculations required to be made under this subsection will be made by Sovereign’s or the Bank’s independent public accountants, subject to the right of Officer’s representative to review the same. The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.
     (b) In the event the Officer is provided written notice of the Excise Tax Reduction as described in Section 10(a), the Officer may elect to be bound by the non-competition restriction contained in Section 6A, in exchange for a reasonable additional payment in an amount to be determined by Sovereign or the Bank and communicated to the Officer in the written notice of the Excise Tax Reduction. Under no circumstances will the reasonable additional payment exceed the total amount of the Excise Tax Reduction required in Section 10(a). The written notice from Sovereign or the Bank shall further contain a form for execution by the Officer and return to Sovereign or the Bank in the event the Officer elects the reasonable additional payment and accepts the non-competition restriction.
     11. Notices. Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the residence of the Officer, in the case of notices to the Officer, and to the principal office of the Bank, in the case of notices to the Bank.
     12. Waiver. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Officer and an executive officer of the Bank specifically designated by the Board of Directors of the Bank. No waiver by any party hereto at any time of any breach by any other party hereto of, or Compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     13. Assignment. This Agreement shall not be assignable by either party hereto, except by the Bank to any successor in interest to the business of the Bank, provided that the Bank (if it remains a separate entity) shall remain fully liable under this Agreement for all obligations, payments and otherwise.

     14. Entire Agreement; Other Arrangements Superseded. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes any prior agreement of the parties.
     15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     16. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Massachusetts without regard to its conflicts of laws principles, unless and to the extent preempted by the laws of the United States of America.
     17. Headings. The headings of the sections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.
     18. Other Rights. Except as otherwise provided herein, nothing herein shall be construed as limiting, restricting or eliminating any rights the Officer may have under any plan, contract or arrangement to which he is a party or in which he is a vested participant; provided, however, that no severance benefits shall be paid to him under any severance benefit plan of Sovereign or the Bank unless they become payable under Section 5(a)(ii).
     19. Nonsolicitation of Employees and Customers — Section 5 A Applicable. In the event the Officer becomes entitled to benefits under Section 5A, rather than Section 5, he shall refrain from directly or indirectly soliciting, for employment or business relationship purposes, employees and customers of Sovereign, the Bank or any affiliate of either as of the date of his termination of employment. In the event of a breach of this section, the Officer’s right to payments and benefits under Section 5A shall immediately terminate. The Bank shall be entitled to recover any payments or benefits made following commencement of the prohibited conduct, but before discovery of the same, and may commence an action in any court of competent jurisdiction for such additional legal and equitable relief as it may deem necessary or appropriate to recover damages incurred by reason of such conduct and to precluded continued violation of this section.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SOVEREIGN BANK
	By	/s/ Thomas J. Mcauliffe
(SEAL)		Attest:	BWN 2-26-07

	/s/ Roy J. Lever			(SEAL)
Roy J. Lever
2/26/08

Agreed to the 26th day of Feb, 2008.

SOVEREIGN BANCORP, INC.
By	/s/ Thomas J. Mcauliffe

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